UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 4, 2014
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FINJAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
 ____________________

Delaware	000-33304	20-4075963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 East 42nd Street, New York, New York		10168
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 755-3320

(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointments of New Directors

On April 4, 2014, Finjan Holdings, Inc. (the “Company”) announced the appointments of three new members, Glenn Daniel, Harry Kellogg and Michael Southworth, to its Board of Directors (the “Board”), effective as of April 4, 2014, which increases the size of the Company’s Board from five to eight directors.  All three new Board members will serve as independent directors, and Messrs. Daniel and Southworth will serve as members of the Company’s Audit Committee in addition to other Board duties. Mr. Daniel will also serve as a member of the Company’s Compensation Committee.

Biographical and additional information for each of the new directors is provided below:

Mr. Glenn Daniel was formerly a Managing Director at the global investment bank Houlihan Lokey, where he was head of Houlihan Lokey’s San Francisco office for 15 of his 25 years with the firm.  During this time, he advised Boards of Directors and Independent Committees of technology companies on fairness, valuation, and other financial matters in M&A and securities transactions.  Mr. Daniel has deep experience with litigation in financial disputes, having testified as a financial expert in more than 25 cases in State, Federal, and Bankruptcy Court.  He previously held positions with Moody's Investors Service and Lehman Brothers.  Mr. Daniel holds a Bachelor of Arts in German & Economics and a Master of Science in Finance from the University of Wisconsin, Madison.  He is a Chartered Financial Analyst (CFA) and a member of the CFA Institute.

Mr. Harry Kellogg was previously Vice Chairman of the Board of Silicon Valley Bank and Head of Strategic Relationships for SVB Financial Group.  He was responsible for overseeing SVB Financial Group’s venture capital, private equity, private banking and premium wine activities.  Kellogg joined Silicon Valley Bank in 1986 as senior vice president of the Technology Division. Prior to joining Silicon Valley Bank, he was the group manager of Corporate Banking at Bank of the West for five years and started that bank’s technology lending group.  He was also with Wells Fargo Bank for 13 years, including four years in the Wells Fargo Special Industries Group, a high-tech lending unit within Wells Fargo Bank.  Mr. Kellogg is and has been actively involved in many civic and industry organizations, serving on many of their boards and advisory boards.  These include: TechNet, Joint Venture: Silicon Valley Network, Financial Executives International, Stanford Institute for Economic Policy Research, The Computer History Museum, California/Israel Chamber of Commerce, Nollenberger Capital Partners, The Tuck Center for Private Equity and Entrepreneurship, Pacific Community Ventures and Grameen Bank.  Mr. Kellogg is an emeritus board member of the Technology Museum of Innovation.  In 2001, he was named one of Upside Magazine’s “100 People Who Changed Our World.”  Mr. Kellogg holds a Bachelor of Science Degree in Business Administration & Finance from San Jose State University.

Mr. Michael Southworth is the Chief Financial Officer at Contact Solutions LLC, a leading provider of cloud-based and mobile customer self-service solutions.  He led Contact Solutions’ business transformation, including strategy planning, risk mitigation, executive recruitment and change management.  For over two decades, Mr. Southworth has directed companies from the start-up phase through major periods of growth, and has been behind over $100 million in private equity and debt financing.  Previously, Mr. Southworth was Senior Vice President of Global Wireless Solutions at Corning.  Prior to Corning, he held senior financial roles at a number of technology companies including MobileAccess Networks, Lucent Technologies, and Chromatis.  Mr. Southworth holds a Bachelor of Science, Biology, Business concentration, from the University of California at Berkeley.  He is a Certified Public Accountant in the State of California.

Appointments of Committee Chairs

The Company also announced that the Board of Directors has appointed Eric Benhamou, a current director, as Chairman of the Board’s Audit Committee, and Michael Eisenberg, a current director, as Chairman of the Board’s Compensation Committee.  Daniel Chinn, a current director, remains Chairman of the Board’s Nominating and Corporate Governance Committee.

Directors Compensation

On April 4, 2014, the Board approved the following director compensation for Glenn Daniel, Harry Kellogg and Michael Southworth, the new directors, and Eric Benhamou, the new Chair of the Audit Committee:

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$65,000 annual director fee, payable in arrears in four equal quarterly installments on the last day of each fiscal quarter during which a director serves as a member of the Board; provided, however, that each such installment shall only be paid if such director served as such during the entire fiscal quarter with respect to which such installment is payable;

•	$17,500 annual fee to members of the Audit Committee, payable in arrears on the last day of each fiscal year during which such director served as a member of the Audit Committee;

•	$10,000 annual fee to the Chairman of the Audit Committee, payable in arrears on the last day of each fiscal year during which such Chairman served as the Chairman of the Audit Committee; and

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Subject to shareholder approval of the Company’s 2014 Incentive Compensation Plan, a grant of restricted stock units (“RSUs”) to each non-executive director, such RSUs to (i) represent a number of shares of the common stock equal to $100,000, divided by the closing sales price of the common stock on the date of grant, rounded to the nearest whole share, to vest in accordance with the following vesting schedule: one-third of the RSUs to vest on the one year anniversary of the grant date, and an additional 8.33% of the RSUs to vest every three calendar months thereafter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINJAN HOLDINGS, INC.

Date: April 8, 2014	By:	/s/ Philip Hartstein
Name: Philip Hartstein
Title: President